EXHIBIT 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

OTTER TAIL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Shares, par value $5 per share	Rule 457(h)	979,891(2)	$70.94(3)	$69,513,467.54(3)	$0.00011020	$7,660.38
Total Offering Amounts					$69,513,467.54		$7,660.38
Total Fee Offsets(4)							$0.00
Net Fee Due							$7,660.38

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Otter Tail Corporation 2023 Stock Incentive Plan (the “2023 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)Represents 500,000 shares of common stock of Otter Tail Corporation that may be offered or sold pursuant to the 2023 Stock Incentive Plan. Also includes 479,891 shares of common stock from the 2014 Stock Incentive Plan that remain available for issuance under the 2023 Stock Incentive Plan.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2023 Plan are based on the average of the high and the low price of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 10, 2023.
(4)The Registrant does not have any fee offsets.

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